UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2007
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18443 (Commission File Number)	52-1574808 (IRS Employer Identification No.)
8125 North Hayden Road
Scottsdale, Arizona 85258-2463
(Address of principal executive offices) (Zip code)
(602) 808-8800
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On August 23, 2007, Ucyclyd Pharma, Inc. (“Ucyclyd”), a Maryland corporation and wholly-owned subsidiary of Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), and Hyperion Therapeutics, Inc., a Delaware corporation (“Hyperion”), executed a Collaboration Agreement (the “Agreement”), pursuant to which Hyperion will continue the ongoing research and development of Ucyclyd’s product referred to as “GT4P” for the treatment of Urea Cycle Disorder (“UCD”), Hepatic Encephalopathies (“HE”) and other indications, and additional indications for AMMONUL® (collectively, the “Research Projects”). In addition, Hyperion will co-promote Ucyclyd’s existing on-market products AMMONUL® and BUPHENYL® (the “Existing On-Market Products”) for the treatment of UCD. In exchange for the rights and licenses granted to Hyperion under the Agreement, Hyperion will pay Ucyclyd a fee of $10 million. Moreover, if certain conditions are satisfied relating to the Research Projects, Hyperion will be entitled to certain buyout rights to Ucyclyd’s development products and Existing On-Market Products, and will pay Ucyclyd royalties and regulatory and sales milestone payments in connection with certain licenses that would be granted to Hyperion upon exercise of such buyout rights with respect to “GT4P” for various indications and AMMONUL® for HE.
     On August 28, 2007, the Company and Hyperion issued a joint press release announcing the strategic collaboration between Hyperion and Ucyclyd. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits.

Exhibit	Description

99.1	Joint press release, dated August 28, 2007, announcing the strategic collaboration between Hyperion and Ucyclyd.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICIS PHARMACEUTICAL CORPORATION
Date: August 29, 2007	/s/ Mark A. Prygocki, Sr.
Mark A. Prygocki, Sr.
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit	Description

99.1	Joint press release, dated August 28, 2007, announcing the strategic collaboration between Hyperion and Ucyclyd.